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                                 EXHIBIT 99.1


Thursday September 25 6:00 AM EDT

Company Press Release

CellStar Announces $100 Million Convertible Notes Offering

CARROLLTON, Texas, Sept. 25 /PRNewswire/ -- CellStar Corporation (Nasdaq:CLST) announced today that it plans to make a private offering of $100.0 million aggregate principal amount of Convertible Subordinated Notes Due 2002 (the "Notes") in reliance on Rule 144A and other registration exemptions under the Securities Act of 1933, as amended (the "Act"). The Company will grant the initial purchasers an option to purchase up to an additional $20.0 million aggregate principal amount of Notes solely to cover over-allotments. The Notes will be unsecured obligations and convertible into shares of common stock of the Company at a fixed conversion price per share to be determined, subject to certain adjustments. The Notes are redeemable by the Company at declining redemption prices plus accrued interest commencing in October 2000. The Company stated that it will use the net proceeds of the offering to repay certain indebtedness and intends to use any remaining net proceeds for working capital and other general corporate purposes.

The Notes and the underlying common stock have not been registered under the Act or any securities laws of any state or other jurisdiction and may not be offered or sold in the U.S. or any state thereof or other jurisdiction absent registration or an applicable exemption from registration requirements.

SOURCE CellStar Corporation